Exhibit 99.1

Contacts: Investor Relations: Meredith Burns ir@vistaprint.com +1.781.652.6480 Media Relations: Sara Nash publicrelations@vistaprint.com +1.781.652.6444

Vistaprint Reports Fourth Quarter and Fiscal Year 2014 Financial Results

•	Fourth quarter 2014 results:

•	Revenue grew 21 percent year over year to $338.2 million

•	Revenue grew 4 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from fiscal year 2014 acquisitions

•	GAAP net income per diluted share decreased 57 percent year over year to $0.03

•	Non-GAAP adjusted net income per diluted share increased 83 percent year over year to $0.75

•	Fiscal year 2014 results:

•	Revenue grew 9 percent year over year to $1,270.2 million

•	Revenue grew 4 percent year over year excluding the impact of currency exchange rate fluctuations and revenue from fiscal year 2014 acquisitions

•	GAAP net income per diluted share increased 51 percent year over year to $1.28

•	Non-GAAP adjusted net income per diluted share increased 37 percent year over year to $2.95

Venlo, the Netherlands, July 30, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended June 30, 2014, the fourth quarter of its 2014 fiscal year.

“Our fourth quarter revenue growth and operating profitability improved meaningfully versus our third quarter results,” said Robert Keane, president and chief executive officer. “Revenue performance improved in the markets in which we had implemented major pricing and marketing changes for the Vistaprint brand in fiscal 2014 – the U.S., UK and Germany. We still have more work to do to improve our results and our customer value proposition around the world, including in those three countries, but we are confident that our efforts will support long-term growth and profitability of our business. Our recent acquisitions of People & Print Group and Pixartprinting grew ahead of our expectations.”

Keane continued, “Our results for the quarter and the full fiscal year reflect good execution against our plan to expand operating profit margins. Yet even as we delivered margin expansion, we also invested heavily in proprietary technology, improvements to product quality and selection, customer service and user experience. As we have for the past several years, we made major investments in our industry-leading manufacturing and supply chain infrastructure, which we believe is an operational asset that can drive long-term scale advantage across our multiple customer-facing brands.”

Consolidated Financial Metrics:

•	Revenue for the fourth quarter of fiscal year 2014 was $338.2 million, a 21 percent increase compared to revenue of $280.1 million reported in the same quarter a year ago. For the full fiscal year, revenue grew to $1,270.2 million, a 9 percent increase over revenue of $1,167.5 million in fiscal year 2013. Excluding the estimated impact from currency exchange rate fluctuations and revenue from businesses acquired in 2014, total revenue grew 4 percent year over year in the fourth quarter and for the full year.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the fourth quarter was 60.5 percent, down from 64.6 percent in the same quarter a year ago. For the full fiscal year, gross margin was 64.5 percent, compared to 65.7 percent in fiscal year 2013. The year-over-year reduction in gross margin in both periods was primarily due to our recent acquisitions of People & Print Group and Pixartprinting, which have a different business model with lower gross margins than our Vistaprint-branded business.

•	Operating income in the fourth quarter was $19.7 million, or 5.8 percent of revenue, and reflected a significant increase compared to operating income of $3.1 million, or 1.1 percent of revenue, in the same quarter a year ago. For the full fiscal year, operating income was $85.9 million, or 6.8 percent of revenue, an 86 percent increase compared to operating income of $46.1 million, or 4.0 percent of revenue, in the prior fiscal year.

•	GAAP net income attributable to Vistaprint for the fourth quarter was $1.0 million, or 0.3 percent of revenue, compared to $2.3 million, or 0.8 percent of revenue in the same quarter a year ago. During the quarter, we recognized an income statement loss of $12.7 million related to the disposal of our minority equity interest in China. For the full fiscal year, GAAP net income attributable to Vistaprint was $43.7 million, or 3.4 percent of revenue, a 49 percent increase compared to GAAP net income of $29.4 million, or 2.5 percent of revenue, in the prior fiscal year.

•	GAAP net income per diluted share for the fourth quarter was $0.03, versus $0.07 in the same quarter a year ago. For the full fiscal year, GAAP net income per diluted share was $1.28, versus $0.85 in the prior full fiscal year.

•	Non-GAAP adjusted net income for the fourth quarter, which excludes amortization expense for acquisition-related intangible assets, the charge related to the disposal of our minority equity interest in China, tax charges related to the alignment of acquisition-related intellectual property with global operations, the change in fair-value estimate of our acquisition-related earn-outs, unrealized currency gains and losses on currency hedges and intercompany financing arrangements included in net income, and share-based compensation expense and its related tax effect, was $25.6 million, or 7.6 percent of revenue, representing an 82 percent increase compared to non-GAAP adjusted net income of $14.1 million, or 5.0 percent of revenue, in the same quarter a year ago. For the full fiscal year, non-GAAP adjusted net income was $102.6 million, or 8.1 percent of revenue, a 35 percent increase compared to non-GAAP adjusted net income of $75.8 million, or 6.5 percent of revenue, in the prior fiscal year.

•	Non-GAAP adjusted net income per diluted share for the fourth quarter, as defined above, was $0.75, versus $0.41 in the same quarter a year ago. For the 2014 full fiscal year, non-GAAP adjusted net income per diluted share was $2.95, versus $2.15 in the prior fiscal year.

•	Capital expenditures in the fourth quarter were $18.1 million, or 5.4 percent of revenue. During the full fiscal year capital expenditures were $72.1 million or 5.7 percent of revenue.

•	During the fourth quarter, the company generated $50.5 million of cash from operations and $30.0 million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. During the full fiscal year, the company generated $148.6 million of cash from operations and $66.5 million in free cash flow.

•	As of June 30, 2014, the company had $62.5 million in cash and cash equivalents and $448.1 million of debt. After considering debt covenant limitations, as of June 30, 2014 the company had $172.6 million available for borrowing under its committed credit facility.

•	During the fourth quarter, the company purchased 1,044,136 of its ordinary shares for $42.0 million, inclusive of transaction costs, at an average per-share cost of $40.24, as part of the share repurchase program authorized by the Supervisory Board in May 2014.

Operating metrics are provided as a table-based supplement to this press release. Starting in the first quarter of fiscal 2014, all operating metrics reflect the consolidated business including our Albumprinter and Webs acquisitions, and post-acquisition prior-period comparisons have been adjusted to reflect the same consolidated view. The acquisitions of People & Print Group and Pixartprinting are not incorporated into our customer metrics.

Fiscal 2015 Outlook as of July 30, 2014:

Ernst Teunissen, executive vice president and chief financial officer, said, “Looking ahead to fiscal 2015, we have built our plan around three important expectations. First, we expect our ongoing efforts to reposition the Vistaprint brand will continue to create revenue headwinds for us. While we remain in this transition, we believe it is prudent to expect only modest revenue growth rates for the Vistaprint brand for the year. The second expectation is that our consolidated revenue growth will benefit from the addition of our recent acquisitions. We expect People & Print Group and Pixartprinting to continue to show healthy double-digit revenue growth during fiscal 2015, and we also will receive a timing benefit as we do not pass the anniversary of these acquisitions until the fourth quarter of fiscal 2015. The third expectation is that we can continue to improve operating margin, earnings and free cash flow due to a continued focus on productivity and efficiency efforts in G&A and manufacturing, and the non-recurrence of certain below-the-line items. We expect these year-over-year gains will be partially offset by investments we are making in new geographies, product expansion and quality improvements, as well as modest dilution from our recent acquisitions. The combination of these factors is incorporated into our guidance below.”

Financial Guidance as of July 30, 2014:

As previously stated, beginning with fiscal year 2014, the company provides revenue and earnings guidance on only a fiscal year basis, not quarterly. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2015 Revenue

•	For the full fiscal year ending June 30, 2015, the company expects revenue of approximately $1,470 million to $1,540 million, or 16 percent to 21 percent growth year over year in reported terms and 15 percent to 20 percent growth on a constant-currency basis. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

Fiscal Year 2015 GAAP Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2015, the company expects GAAP net income per diluted share of approximately $2.15 to $2.65, which assumes 33.3 million weighted average diluted shares outstanding.

Fiscal Year 2015 Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2015, the company expects non-GAAP adjusted net income per diluted share of approximately $3.46 to $3.96, which excludes expected acquisition-related amortization of intangible assets of approximately $20.3 million or approximately $0.60 per diluted share, share-based compensation expense and its related tax effect of approximately $22.9 million or approximately $0.68 per diluted share, and tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million, or $0.06 per diluted share. Based on a recent 30-day currency exchange rate for relevant currencies, we estimate that changes in unrealized gains and losses on currency forward contracts and estimated unrealized currency transaction gains and losses on intercompany financing arrangements will have an immaterial impact on our full-year results. This guidance assumes a non-GAAP weighted average diluted share count of approximately 33.8 million shares.

Fiscal Year 2015 Depreciation and Amortization and Capital Expenditures

•	For the full fiscal year ending June 30, 2015, the company expects depreciation and amortization expense to be approximately $100 million - $105 million. This includes the amortization of acquisition-related intangible assets described above in our non-GAAP earnings per share expectations, as well as our expectations for capitalized software development costs. Vistaprint now provides this expectation to aid investor understanding of cash flow drivers.

•	For the full fiscal year ending June 30, 2015, the company expects to make capital expenditures of approximately $80 million to $100 million. The majority of planned fiscal 2015 capital investments are designed to support the planned long-term growth of the business. This fiscal year, we expect to spend about $20 million to build a new manufacturing facility in Japan as part of our joint venture there. We also are investing about $20 million - $25 million in the expansion of our product selection and other new manufacturing capabilities.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EDT) on July 30, 2014, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation with accompanying prepared remarks. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (877) 299-4454, access code 28372286. A replay of the Q&A session will be available on the company’s Web site following the call on July 30, 2014.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow, constant-currency revenue growth and constant-currency revenue growth excluding revenue from fiscal 2014 acquisitions. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, tax charges related to the alignment of acquisition-related intellectual property with global operations, changes in unrealized gains and losses on currency forward contracts, unrealized currency transaction gains and losses on intercompany financing arrangements and the related tax effect, the charge for the disposal of our minority investment in China, and the change in fair-value estimate of our acquisition-related earn-outs. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue in the prior year periods. Constant-currency revenue growth excluding revenue from fiscal 2014 acquisitions excludes the impact of currency as defined above and revenue from People & Print Group and Pixartprinting.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 5,100 people, operates more than 30 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business and our recent acquisitions and our financial outlook and guidance set forth under the headings “Fiscal 2015 Outlook as of July 30, 2014” and “Financial Guidance as of July 30, 2014.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make; the failure of our strategy, investments, and efforts to reposition the Vistaprint brand to have the effects that we expect; our failure to promote and strengthen our brands; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness; our failure to manage the complexity of our business and expand our operations; costs and disruptions caused by acquisitions and strategic investments; the failure of the businesses we acquire or invest in, including People & Print Group and Pixartprinting, to perform as expected; the willingness of purchasers of marketing services and products to shop online; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies and intercompany transactions; unanticipated changes in our markets, customers, or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended March 31, 2014 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

VISTAPRINT N.V.

CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$62,508	$50,065
Marketable securities	13,857	—
Accounts receivable, net of allowances of $212 and $104, respectively	23,515	22,026
Inventory	12,138	7,620
Prepaid expenses and other current assets	45,923	20,520

Total current assets	157,941	100,231
Property, plant and equipment, net	352,221	280,022
Software and web site development costs, net	14,016	9,071
Deferred tax assets	8,762	581
Goodwill	317,187	140,893
Intangible assets, net	110,214	30,337
Other assets	28,644	29,184
Investment in equity interests	—	11,248

Total assets	$988,985	$601,567

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$52,770	$22,597
Accrued expenses	121,177	103,338
Deferred revenue	26,913	18,668
Deferred tax liabilities	2,178	1,466
Short-term debt	37,575	8,750
Other current liabilities	888	207

Total current liabilities	241,501	155,026
Deferred tax liabilities	30,846	12,246
Other liabilities	44,420	14,734
Lease financing obligation	18,117	—
Long-term debt	410,484	230,000

Total liabilities	745,368	412,006

Noncontrolling interests	11,160	—
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 32,329,244 and 32,791,338 shares outstanding, respectively	615	615
Treasury shares, at cost, 11,751,383 and 11,289,289 shares, respectively	(423,101)	(398,301)
Additional paid-in capital	309,990	299,659
Retained earnings	342,840	299,144
Accumulated other comprehensive income (loss)	2,113	(11,556)

Total shareholders’ equity	232,457	189,561

Total liabilities, noncontrolling interests and shareholders’ equity	$988,985	$601,567

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Revenue	$338,156	$280,066	$1,270,236	$1,167,478
Cost of revenue (1)	133,611	99,009	451,093	400,293
Technology and development expense (1)	48,790	44,153	176,344	164,859
Marketing and selling expense (1)	104,632	101,789	440,311	446,116
General and administrative expense (1)	31,379	31,999	116,574	110,086

Income from operations	19,744	3,116	85,914	46,124
Other (expense) income, net (2)	(13,478)	496	(21,630)	(63)
Interest expense, net	(2,807)	(1,620)	(7,674)	(5,329)

Income before income taxes and loss in equity interests	3,459	1,992	56,610	40,732
Income tax provision (benefit)	2,771	(1,200)	10,590	9,387
Loss in equity interests	—	887	2,704	1,910

Net income	688	2,305	43,316	29,435
Add: Net loss attributable to noncontrolling interests	346	—	380	—

Net income attributable to Vistaprint N.V.	$1,034	$2,305	$43,696	$29,435

Basic net income per share attributable to Vistaprint N.V.	$0.03	$0.07	$1.33	$0.89

Diluted net income per share attributable to Vistaprint N.V.	$0.03	$0.07	$1.28	$0.85

Weighted average shares outstanding — basic	32,728,581	32,511,960	32,873,234	33,209,172

Weighted average shares outstanding — diluted	33,682,468	33,978,085	34,239,909	34,472,004

(1)	Share-based compensation is allocated as follows:

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Cost of revenue	$58	$89	$251	$398
Technology and development expense	1,142	2,306	7,041	9,209
Marketing and selling expense	929	1,621	5,082	6,354
General and administrative expense	3,807	4,125	15,412	16,967

(2)	The three and twelve months ended June 30, 2014 include $12.7 million of loss related to the disposal of our equity method investment in Namex Limited.

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Operating activities
Net income	$688	$2,305	$43,316	$29,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,936	17,332	72,282	64,325
Share-based compensation expense	5,936	8,141	27,786	32,928
Excess tax shortfall (benefits) derived from share-based compensation awards	308	(3,604)	(5,159)	(1,796)
Deferred taxes	(1,853)	(4,496)	(12,807)	(8,626)
Loss on disposal of equity method investment	12,681	—	12,681	—
Loss in equity interests	—	887	2,704	1,910
Non-cash gain on equipment	—	—	—	(1,414)
Abandonment of long-lived assets	7	552	7	1,529
Unrealized (gain) loss on derivative instruments included in net income	(2,230)	—	425	—
Change in fair value of contingent consideration	2,197	—	2,197	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	(240)	51	743	29
Other non-cash items	599	616	1,328	741
Changes in operating assets and liabilities excluding the effect of business acquisitions:
Accounts receivable	1,715	(360)	4,008	(1,532)
Inventory	(1,407)	618	(1,055)	(525)
Prepaid expenses and other assets	(3,804)	3,505	(15,336)	10,791
Accounts payable	6,966	3,810	14,945	557
Accrued expenses and other liabilities	6,035	7,337	515	11,660

Net cash provided by operating activities	50,534	36,694	148,580	140,012

Investing activities
Purchases of property, plant and equipment	(18,123)	(12,476)	(72,122)	(78,999)
Business acquisitions, net of cash acquired	(216,384)	—	(216,384)	—
Proceeds from sale of intangible assets	—	—	137	1,750
Purchases of intangible assets	(51)	(298)	(253)	(750)
Purchase of available-for-sale securities	—	—	(4,629)	—
Capitalization of software and website development costs	(2,410)	(2,088)	(9,749)	(7,667)
Investment in equity interests	—	—	(4,994)	(12,753)
Proceeds from sale of equity interests	449	—	449	—
Proceeds from (issuance of) loans	561	—	561	(512)

Net cash used in investing activities	(235,958)	(14,862)	(306,984)	(98,931)

Financing activities
Proceeds from borrowings of debt	373,800	34,000	482,800	113,712
Payments of debt and debt issuance costs	(127,704)	(33,947)	(274,854)	(105,661)
Payments of withholding taxes in connection with share awards	(1,030)	(1,096)	(9,430)	(3,556)
Purchases of ordinary shares	(42,016)	(28,061)	(42,016)	(64,351)
Payment of capital lease obligations	(1,297)	—	(1,297)	—
Excess tax (shortfall) benefits derived from share-based compensation awards	(308)	3,604	5,159	1,796
Proceeds from issuance of ordinary shares	151	2,781	4,425	4,805
Capital contribution form noncontrolling interest	—	—	4,821	—

Net cash provided by (used in) financing activities	201,596	(22,719)	169,608	(53,255)

Effect of exchange rate changes on cash	(209)	(354)	1,239	36

Net increase (decrease) in cash and cash equivalents	15,963	(1,241)	12,443	(12,138)
Cash and cash equivalents at beginning of period	46,545	51,306	50,065	62,203

Cash and cash equivalents at end of period	$62,508	$50,065	$62,508	$50,065

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014		2013
Non-GAAP adjusted net income reconciliation:
Net income attributable to Vistaprint N.V.	$1,034	$2,305	$43,696		$29,435

Add back:
Share-based compensation expense, inclusive of income tax effects	6,109 (a)	8,324 (b)	28,520	(c)	33,662	(d)
Amortization of acquisition-related intangible assets	5,510	3,665	12,187		10,361
Tax cost of transfer of intellectual property	477	(208)	2,320		2,387
Loss on disposal of Namex Investment	12,681	—	12,681		—
Change in fair value of contingent consideration	2,192	—	2,192		—
Changes in unrealized (gain) loss on currency forward contracts included in net income	(2,145)	—	425		—
Unrealized currency transaction (gain) loss on intercompany loans, inclusive of income tax effects	(295)	—	585		—

Non-GAAP adjusted net income	$25,563	$14,086	$102,606		$75,845

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.03	$0.07	$1.28		$0.85

Add back:
Share-based compensation expense, inclusive of income tax effects	0.18	0.24	0.82		0.95
Amortization of acquisition-related intangible assets	0.16	0.11	0.35		0.29
Tax cost of transfer of intellectual property	0.01	(0.01)	0.06		0.06
Loss on disposal of Namex investment	0.37	—	0.36		—
Change in fair value of contingent consideration	0.07	—	0.06		—
Changes in unrealized (gain) loss on currency forward contracts included in net income	(0.06)	—	0.01		—
Unrealized currency transaction (gain) loss on intercompany loan, inclusive of income tax effects	(0.01)	—	0.01		—

Non-GAAP adjusted net income per diluted share	$0.75	$0.41	$2.95		$2.15

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding - diluted	33,682,468	33,978,085	34,239,909		34,472,004
Add:
Additional shares due to unamortized share-based compensation	512,796	654,959	552,733		729,460

Non-GAAP adjusted weighted average shares outstanding - diluted	34,195,264	34,633,044	34,792,642		35,201,464

(a)	Includes share-based compensation charges of $5,936 and the income tax effects related to those charges of $173
(b)	Includes share-based compensation charges of $8,141 and the income tax effects related to those charges of $183
(c)	Includes share-based compensation charges of $27,786 and the income tax effects related to those charges of $734
(d)	Includes share-based compensation charges of $32,928 and the income tax effect related to those charges of $734

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Free cash flow reconciliation:
Net cash provided by operating activities	$50,534	$36,694	$148,580	$140,012
Purchases of property, plant and equipment	(18,123)	(12,476)	(72,122)	(78,999)
Purchases of intangible assets not related to acquisitions	(51)	(298)	(253)	(750)
Capitalization of software and website development costs	(2,410)	(2,088)	(9,749)	(7,667)

Free cash flow	$29,950	$21,832	$66,456	$52,596

	GAAP Revenue						Constant - currency excluding acquisitions
	Three Months Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions

	2014	2013	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Revenue Growth
Revenue growth reconciliation by segment:
North America	$179,858	$169,549	6%	1%	7%	—%	7%
Europe	142,178	94,894	50%	(7)%	43%	(45)%	(2)%
Most of World	16,120	15,623	3%	5%	8%	—%	8%

Total revenue	$338,156	$280,066	21%	(2)%	19%	(15)%	4%

	GAAP Revenue						Constant - currency excluding acquisitions
	Year Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions

	2014	2013	% Change	(Favorable)/ Unfavorable	Revenue Growth	(Favorable)/ Unfavorable	Revenue Growth
Revenue growth reconciliation by segment:
North America	$700,197	$644,326	9%	—%	9%	—%	9%
Europe	502,090	452,202	11%	(4)%	7%	(10)%	(3)%
Most of World	67,949	70,950	(4)%	10%	6%	—%	6%

Total revenue	$1,270,236	$1,167,478	9%	(1)%	8%	(4)%	4%

VISTAPRINT N.V.

Supplemental Financial Information and Operating Metrics

	Q4 FY2013	FY2013	Q1 FY2014	Q2 FY2014	Q3 FY2014	Q4 FY2014	FY2014
[1] New Customer Orders (millions) - excludes FY 2014 acquisitions	2.3	10.5	2.2	2.9	2.4	2.2	9.7
y/y growth	0%	8%	-4%	-12%	-8%	0%	-8%

[2] Total Order Volume (millions) - excludes FY 2014 acquisitions	7.1	31.8	7.1	9.1	7.3	7.0	30.5
y/y growth	1%	10%	0%	-7%	-6%	-1%	-4%

[3] Average Order Value - excludes FY 2014 acquisitions ($USD)	$39.08	$36.94	$39.40	$40.92	$40.14	$42.50	$40.74
y/y growth	9%	6%	10%	15%	7%	9%	10%

[4] TTM Unique Active Customer Count - excludes FY 2014 acquisitions (millions)	17.0		17.1	16.9	16.8	16.7
y/y growth	13%		8%	2%	-1%	-2%
TTM new customer count (millions)	10.5		10.4	10.0	9.8	9.7
TTM repeat customer count (millions)	6.5		6.7	6.9	7.0	7.0

[5] TTM Average Bookings per Unique Active Customer - excludes FY 2014 acquisitions	$69		$70	$72	$73	$74
y/y growth	1%		4%	7%	7%	7%
TTM average bookings per new customer (approx.)	$51		$52	$53	$53	$54
TTM average bookings per repeat customer (approx.)	$97		$98	$100	$101	$102

[6] Advertising & Commissions Expense - excluding FY 2014 acquisitions (millions)			$63.1	$81.6	$65.9	55.7	$266.4
as % of revenue			22.9%	22.0%	23.0%	18.9%	22%

[7] Advertising & Commissions Expense - Consolidated (millions)	$59.0	$287.2	$63.1	$81.6	$65.9	$57.1	$267.7
as % of revenue	21.1%	24.6%	22.9%	22.0%	23.0%	16.9%	21.1%

Revenue - Consolidated as Reported ($ millions)	$280.1	$1,167.5	$275.1	$370.8	$286.2	$338.2	$1,270.2
y/y growth	12%	14%	9%	6%	-1%	21%	9%
y/y growth in constant currency	12%	16%	9%	6%	-1%	19%	8%

North America ($ millions)	$169.5	$644.3	$164.8	$189.4	$166.1	$179.9	$700.2
y/y growth	18%	18%	14%	13%	2%	6%	9%
y/y growth in constant currency	18%	18%	15%	14%	3%	7%	9%
as % of revenue	61%	55%	60%	51%	58%	53%	55%
Europe ($ millions)	$94.9	$452.2	$94.7	$161.0	$104.2	$142.2	$502.1
y/y growth	3%	9%	6%	1%	-4%	50%	11%
y/y growth in constant currency	2%	11%	2%	-2%	-7%	43%	7%
as % of revenue	34%	39%	34%	43%	36%	42%	40%
Asia Pacific ($ millions)	$15.6	$71.0	$15.6	$20.3	$15.9	$16.1	$67.9
y/y growth	4%	16%	-11%	-5%	-3%	3%	-4%
y/y growth in constant currency	8%	17%	2%	6%	10%	8%	6%
as % of revenue	6%	6%	6%	6%	6%	5%	5%

[8] Physical printed products and other ($ millions)		$1,084.7	$254.3	$350.5	266.4	$318.7	$1,189.9
Digital products/services ($ millions)		$82.8	$20.8	$20.3	19.7	$19.5	$80.3

Headcount at end of period	4,151		4,198	4,642	4,494	5,127
Full-time employees	3,996		4,055	4,217	4,370	4,901
Temporary employees	155		143	425	124	226

Notes:

Some numbers may not add due to rounding.

Metrics are unaudited and where noted, approximate.

Starting in Q3 Fiscal 2012, Albumprinter and Webs results have been included in customer metrics. People & Print Group and Pixartprinting are not included in the customer metrics above.

Also starting in the same period, a minor calculation methodology change was made in order to accommodate the consolidation.

[1]	Orders from first-time customers in period, excluding People & Print Group and Pixartprinting
[2]	Total order volume in period, excluding People & Print Group and Pixartprinting
[3]	Total bookings, including shipping and processing, divided by total orders, excluding People & Print Group and Pixartprinting
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase, excluding People & Print Group and Pixartprinting
[5]	Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period, excluding People & Print Group and Pixartprinting
[6]	External advertising and commissions expense, excluding People & Print Group and Pixartprinting
[7]	External advertising and commissions expense for the consolidated business
[8]	Other revenue includes miscellaneous items which account for less than 1% of revenue